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                                                                    EXHIBIT 10.2


                            Amendment Number 5 to the

                Automatic Variable Annuity Reinsurance Agreement
                         (Referred to as the Agreement)

                                     Between

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                           of St. Petersburg, Florida
                         (referred to as the Reinsured)

                                       and

                       WMA LIFE INSURANCE COMPANY LIMITED
                              of Hamilton, Bermuda
                         (referred to as the Reinsurer)


                            Effective January 1, 2000



I. Article XIII, GENERAL PROVISIONS, Paragraph 6, Assignment or Transfer, is replaced by the following:

         6. Assignment or transfer. In no event shall either the Reinsured or the Reinsurer assign any of its rights, duties or obligations under this Agreement without the prior written approval of the other party. Such approval shall not be unreasonably withheld.

                  In no event shall either the Reinsured or the Reinsurer transfer either the Reinsured Plans reinsured under this Agreement or the reinsurance without the prior written approval of the other party. Such approval shall not be unreasonably withheld provided such transfer is for the principal purpose of:

                  (i) ceding mortality risks in excess of either parties' retention limit(s) on a monthly or yearly renewable term plan of reinsurance, or

                  (ii) securing financial reinsurance, which shall not result in a material increase in surplus through a reduction of any liability in any financial statement filed with any regulatory authority, and/or shall not result in a permanent transfer by the Reinsurer of the Business Reinsured.


II.      Schedule B1, AMOUNT OF REINSURANCE, is replaced by the following:

         1. At any time on or after January 1, 2000 and before January 1, 2003, the Reinsurer shall have the option (provided the Reinsurer demonstrates sufficient capacity) to prospectively increase the quota share percentage on all reinsured policies issued from January 1, 1999 to the date the Reinsurer elects to increase the quota share

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                  percentage. The quota share percentage, as increased, shall not exceed the Scheduled Quota Share Percentage in accordance with terms contained in Schedule B1 of the Agreement, as amended. The Reinsurer shall demonstrate its capacity by showing the Reinsured that its unassigned invested securities, together with anticipated cash flows (including retrocession facilities), will be sufficient to meet expected reinsurance settlements, with regard to the policies subject to the increased quota share percentage, for a period of not less than twenty-four months following the date the Reinsurer elects to increase the quota share percentage. Upon election to increase the quota share percentage, the initial ceding allowance payable to the Reinsured shall equal (a) less (b), where:

         (a) equals settlements that would have otherwise occurred under the Agreement, had the increased quota share percentage been applicable from the policy issue date to the date the Reinsurer elects to increase the quota share percentage, accrued at an effective rate of (*)%, and

         (b) equals all settlements due or paid under the Agreement from the policy issue date to the date the Reinsurer elects to increase the quota share percentage, accrued at an effective rate of (*)%.

                  The initial ceding allowance shall be payable within 14 days after the Reinsures election to increase the quota share percentage.

         2. The Reinsurer agrees to exercise, in unison, its option to convert business reinsured under the Automatic Flexible Premium Variable Life Reinsurance Agreement Number 3 to the Automatic Flexible Premium Variable Life Reinsurance Agreement Number 3 and its option to prospectively increase its quota share on business reinsured under the Automatic Variable Annuity Reinsurance Agreement.

                  The Reinsurer shall exercise its options in a manner such that the ratio of:

                  (i) the initial ceding allowance due The Reinsured on business converted under the Automatic Flexible Premium Variable Life Reinsurance Agreement Number 3 to (ii) the initial ceding allowance otherwise due The Reinsured if all in force business were converted under the Automatic Flexible Premium Variable Life Reinsurance Agreement Number 3,

                  shall equal the ratio of:

                  (i) the initial ceding allowance due The Reinsured on business subject to the quota share increase under the Automatic Variable Annuity Reinsurance Agreement to (ii) the initial ceding allowance otherwise due The Reinsured if the quota share were increased to the maximum allowable on all in force business issued on or after January 1, 1999.

                  For example, assume if on March 31, 2001:

                  - The Reinsurer were to convert all policies reinsured under the Automatic Flexible Premium Variable Life Reinsurance Agreement Number 3 to the Automatic Flexible Premium Variable Life Reinsurance Agreement Number 2, the initial ceding allowance would equal $40,000,000, and

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(*)Material omitted pursuant to Rule 24b-2 under the Securities Exchange Act of
1934.


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                  -        The Reinsurer were to increase the quota share on all
                           policies reinsured under the Automatic Variable Annuity Reinsurance Agreement to the maximum otherwise permitted, the initial ceding allowance would equal $20,000,000, and

                  - The total combined initial ceding allowance to paid by the Reinsurer is $30,000,000, then

                  - The Reinsurer would only be permitted to convert policies reinsured under the Automatic Flexible Premium Variable Life Reinsurance Agreement Number 3 to the Automatic Flexible Premium Variable Life Reinsurance Agreement Number 2, on a last in first reinsured basis, until the initial ceding allowance equals $20,000,000 (2/3 of the total), and

                  - The Reinsurer would only be permitted to increase the quota-share on policies reinsured under the Automatic Variable Annuity Reinsurance Agreement to the maximum otherwise permitted, on a last in first reinsured basis, until the initial ceding allowance equals $10,000,000 (1/3 of the total).

                  Thereafter, the quota share percentage applicable to all new policies issued and reinsured shall be determined in accordance with terms contained in Schedule B1 of the Agreement, as amended.

                                   * * * * *

Except as expressed herein, all terms, covenants and provisions of the Automatic Variable Annuity Reinsurance Agreement, as amended, not in conflict with the provisions of this amendment shall remain unaltered and in full force and effect.

In witness of the above, the Reinsured and the Reinsurer, by their respective officers have executed this amendment in duplicate at the dates and places indicated and shall be effective as of January 1, 2000.


   WESTERN RESERVE LIFE                        WMA LIFE INSURANCE
   ASSURANCE CO. OF OHIO                       COMPANY LIMITED

   at  St. Petersburg, FL                      at  Duluth, GA

   on  December 28, 2000.                      on December 29, 2000.


   By: /s/ Larry Kirkland                      By: /s/ Thomas W. Montgomery
      ---------------------------                 --------------------------
   Title:  VP & Managing Actuary               Title:  VP


   By: /s/ Alan Yaeger                         By: /s/ Edward F. McKernan
      ---------------------------                 --------------------------
   Title:  EVP                                 Title:  VP & Actuary



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